Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-202300) and the Registration Statement on Form S-3 (No. 333-206171) of our report dated February 24, 2016, with respect to the consolidated financial statements of Transocean Partners LLC and  Subsidiaries included in this Annual Report (Form 10-K) for the year ended December 31, 2015.

/s/ Ernst & Young LLP
Houston, Texas
February 24, 2016